FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration File No. 333-177891-01
June 7, 2012

WFRBS COMMERCIAL MORTGAGE TRUST 2012-C7 - PUBLIC NEW ISSUE *PRICING DETAILS* $789.655MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: RBS and WELLS FARGO SECURITIES
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	F/KBRA/MDY	$SIZE-MM	WAL	SPREAD	COUPON	YIELD	$PX
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	189.518	5.39	100	2.30000	2.093	100.9964
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	417.987	9.89	140	3.43100	3.201	101.9918
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	82.796	9.96	205	4.09000	3.860	101.9958
B	AA(sf)/AA(sf)/Aa2(sf)	57.956	9.96	280	4.78616	4.610	101.9694
C	A(sf)/A(sf)/A2(sf)	41.398	9.96	450	4.85116	6.310	89.9800

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	F/KBRA/MDY	$SIZE-MM	WAL	C/E	CUM LTV	NOI DY
A-FL	AAA(sf)/AAA(sf)/Aaa(sf)	165.250	9.51	30.000%	42.6%	17.1%
D	BBB+(sf)/BBB+(sf)/Baa1(sf)	27.598	9.96	11.000%	54.1%	13.4%
E	BBB-(sf)/BBB-(sf)/Baa3(sf)	48.298	9.96	6.625%	56.8%	12.8%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE	: $1,103,937,066
NUMBER OF LOANS	: 61
NUMBER OF PROPERTIES	: 80
WA CUT-OFF LTV	: 62.5%
WA BALLOON LTV	: 52.1%
WA U/W DSCR	: 1.82x
WA U/W NOI DEBT YIELD	: 12.0%
WA MORTGAGE RATE	: 4.957%
TOP TEN LOANS %	: 62.6%
WA TERM TO MATURITY (MOS)	: 118
WA AMORTIZATION TERM (MOS)	: 341
WA SEASONING (MOS)	: 3

LOAN SELLERS	: RBS (44.7%), WFB (35.6%), BASIS (8.2%), LIG I (5.9%), C-III (5.5%)

TOP 5 PROPERTY TYPES	: RETAIL (57.3%), OFFICE (13.3%), HOSPITALITY (11.1%), MULTIFAMILY (8.5%), SELF STORAGE (4.3%)

TOP 5 STATES	: CA(27.6%), GA(14.4%), NY(10.7%), TX(8.5%), KY(8.2%)

MASTER SERVICER	: WELLS FARGO BANK
SPECIAL SERVICER	: TORCHLIGHT LOAN SERVICES, LLC
SUBORDINATE CLASS REP	: TORCHLIGHT INVESTORS, LLC

ANTICIPATED SETTLEMENT	: JUNE 28, 2012

IMPORTANT NOTICE
The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <outbind://928/www.sec.gov> . Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com